Exhibit 10.1

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

VIRGINIA BUREAU OF FINANCIAL INSTITUTIONS RICHMOND, VIRGINIA

Written Agreement by and among

HAMPTON ROADS BANKSHARES, INC.
Norfolk, Virginia

BANK OF HAMPTON ROADS
Norfolk, Virginia

FEDERAL RESERVE BANK
OF RICHMOND
Richmond, Virginia

and

VIRGINIA BUREAU OF
FINANCIAL INSTITUTIONS
Richmond, Virginia

Docket No. 10-073-WA/RB-HC 10-073-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of Hampton Roads Bankshares, Inc., Norfolk, Virginia, ("Bankshares"), a registered bank holding company, and one of its subsidiary banks, the Bank of Hampton Roads, Norfolk, Virginia (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, Bankshares, the Bank, the Federal Reserve Bank of Richmond (the "Reserve Bank"), and the Virginia Bureau of Financial Institutions (the "Bureau") have mutually agreed to enter into this Written Agreement (the "Agreement"); and

        WHEREAS, on       June 9        , 2010, the boards of directors of Bankshares and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Emil A. Viola, to enter into this Agreement on behalf of Bankshares and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bankshares, the Bank, and their institution-affiliated parties, as defined in Sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act")(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bankshares, the Bank, the Reserve Bank, and the Bureau agree as follows:

Source of Strength

1.    The board of directors of Bankshares shall take appropriate steps to fully utilize Bankshares' financial and managerial resources, pursuant to Section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank and Bankshares' other subsidiary bank, including, but not limited to, taking steps to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Reserve Bank or the Bureau.

Board Oversight

2.    Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Bureau a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
       (a)            The actions that the board of directors will take to improve the Bank's condition and maintain effective control over, and supervision of, the Bank's senior management and major operations and activities, including but not limited to, credit risk management, capital, liquidity, and earnings; and
       (b)           a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank's adversely classified assets, allowance for loan and lease losses ("ALLL"), capital, earnings, and liquidity.

Credit Risk Management
    3.                   Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

        (a)  The responsibility of the board of directors to establish appropriate risk tolerance guidelines and risk limits;

        (b)      periodic review and revision of risk exposure limits to address changes in market conditions;

        (c)  enhanced stress testing of loan portfolio;

            (d)  procedures to identify, limit, and manage commercial real estate ("CRE") concentrations that are consistent with the Interagency Guidance on
Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, December 12, 2006 (SR 07-1).
             (e)      a schedule for reducing, and the means by which the Bank will reduce, CRE concentrations;
        (f)        strategies to minimize credit losses and reduce the level of problem assets; and
               (g)        management's monitoring and controlling of problem assets.

Asset Improvement
    4.                 The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the reports of examination of the Bank issued by the Reserve Bank on April 8, 2010 and January 25, 2010, and by the Bureau on November 20, 2009 (collectively, "Reports of Examination") or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank's risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank's interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank's interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in Section 215.2(n) of Regulation 0 of the Board of Governors (12 C.F.R. § 215.2(n)).

5.                        (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $2.5 million, including other real estate owned ("OREO"), that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank's problem loan list; or (iii) was adversely classified in the Reports of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position.

          (b)    Within 30 days of the date that the Bank acquires OREO or that any additional loan, relationship, or other asset in excess of $2.5 million including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank's problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan to improve the Bank's position on such loan, relationship, or asset.

         (c)    Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Bureau to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.

Allowance for Loan and Lease Losses

6.                      (a)               Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Reports of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank and the Bureau.

(b)              Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17), and the findings and recommendations regarding the ALLL set forth in the Reports of Examination, and submit a description of the revised methodology to the Reserve Bank and the Bureau. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank's loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank's loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectability.

(c)             Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau, within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

7.            Within 60 days of this Agreement, Bankshares shall submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at Bankshares, on a consolidated basis, and Bankshares and the Bank shall jointly submit to the Reserve Bank and the Bureau an acceptable written plan to maintain sufficient capital at the Bank, as a separate legal entity on a stand-alone basis. These plans shall, at a minimum, address, consider, and include:

(a)            Bankshares' current and future capital needs, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);
(b)   the Bank's current and future capital needs, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

            (c)    the adequacy of the Bank's capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

       (d)    the source and timing of additional funds to fulfill the consolidated organization's and the Bank's future capital requirements; and

           (e)    the requirements of Section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bankshares serve as a source of strength to the Bank.

8.            Bankshares and the Bank shall notify the Reserve Bank and the Bureau, in writing, no more than 30 days after the end of any quarter in which any of Bankshares' consolidated capital ratios or the Bank's capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan's minimum ratios. Together with the notification, Bankshares and the Bank shall submit an acceptable written plan that details the steps Bankshares or the Bank, as appropriate, will take to increase Bankshares' or the Bank's capital ratios to or above the approved capital plan's minimums.

Liquidity and Funds Management

9.    Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Brokered Deposits

10.   (a)           At all times during the term of this Agreement that the Bank is well capitalized, the Bank shall not accept any new brokered deposits. For purposes of this subparagraph, the term "brokered deposits" is defined as set forth in Section 337.6(a) of the regulations of the Federal Deposit Insurance Corporation ("FDIC") (12 C.F.R. § 337.6(a)) and includes deposits funded by third party agents or nominees for depositors; and the term "new brokered deposits" is defined not to include contractual renewals or rollovers of brokered deposits.

(b)          Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau an acceptable written plan for reducing its reliance on brokered deposits. The plan shall detail the current composition of the Bank's brokered deposits by maturity and explain the means by which such deposits will be paid at maturity.

11.   The Bank shall comply with the provisions of Section 29 of the FDI Act (12 U.S.C. § 1831f) and the FDIC's accompanying regulations at 12 C.F.R. § 337 that are applicable to the Bank. The Bank shall notify the Reserve Bank and the Bureau, in writing, if the Bank requests any waiver of the restrictions imposed by Section 29 from the FDIC and shall notify the Reserve Bank of the FDIC's disposition of any request for such a waiver.

Strategic Plan and Budget

12.          (a)           Within 90 days of this Agreement, the Bank shall submit to the Reserve Bank and the Bureau a strategic plan to improve the Bank's earnings, and a budget for the remainder of 2010. The written plan and budget shall include, but not be limited to:
 (i)    identification of the major areas where, and means by which, the board of directors will seek to improve the Bank's operating performance;
(ii)    a realistic and comprehensive budget for the remainder of calendar year 2010, including income statement and balance sheet projections; and
           (iii)  a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
(b)           A strategic plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Bureau at least 30 days prior to the beginning of that calendar year.

Dividends

13.          (a)           Bankshares and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors ("Director") and the Bureau.

  (b)   Bankshares shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Bureau.

  (c)   Bankshares and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Bureau.

  (d)          All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings and loan loss reserve needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bankshares and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

14.   (a)           Bankshares and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Bureau. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)           Bankshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Bureau.

Affiliate Transactions
15.            (a)           Within 30 days of this Agreement, Bankshares shall submit to the Reserve Bank and the Bureau an acceptable written plan to correct all violations of Sections 23A and 23B of the Federal Reserve Act (12 U.S.C. §§ 371c and 371c-1) and Regulation W of the Board of Governors (12 C.F.R. Part 223) associated with all outstanding loans to Bankshares from its subsidiary banks.
(b)            Bankshares shall take all necessary actions to ensure that its subsidiary banks comply with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors in all transactions.

(c)   Bank shall not violate, and Bankshares and its nonbank subsidiaries shall not cause the Bank to violate, any provision of Sections 23A and 23B of the Federal Reserve Act or Regulation W of the Board of Governors.

Compliance with Laws and Regulations
                 16.    In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bankshares and the Bank shall comply with the notice provisions of Section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).
17.    Bankshares and the Bank shall comply with the restrictions on indemnification and severance payments of Section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).
Compliance with the Agreement

               18.    (a)           Within 10 days of this Agreement, the boards of directors of Bankshares and the Bank shall appoint a joint committee (the "Compliance Committee") to monitor and coordinate the Bank's compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Bankshares and the Bank, as defined in Sections 215.2(e)(1) and 215.2(m)(1) of Regulation 0 of the Board of Governors (12 C.FR. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the board of directors of the Bank.

   (b)           Within 30 days after the end of each calendar quarter following the date of this Agreement, Bankshares and the Bank shall submit to the Reserve Bank and the Bureau written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

19.            (a)           The Bank, and as applicable, Bankshares, shall submit written plans and a program that are acceptable to the Reserve Bank and the Bureau within the applicable time periods set forth in paragraphs 3, 5(a), 5(b), 6(c), 7, 8, 9, 10(b), and 15(a) of this Agreement.

(b)   Within 10 days of approval by the Reserve Bank and the Bureau, the Bank, and as applicable, Bankshares, shall adopt the approved plans and program. Upon adoption, the Bank, and as applicable, Bankshares, shall promptly implement the approved plans and program and thereafter fully comply with them.

(c)   During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Bureau.

Communications

20.          All communications regarding this Agreement shall be sent to:

       (a)   A. Linwood Gill, III
                                               Vice President
                                               Federal Reserve Bank of Richmond
                                               P.O. Box 27622
                                               Richmond, VA 23261-7622

                             (b)           John M. Crockett
                                             Deputy Commissioner
                                             Virginia Bureau of Financial Institutions
                                             P.O. Box 640
                                             Richmond, VA 23218-0640

         (c)   John A.B. Davies
                                             President and Chief Executive Officer
                                             Hampton Roads Bankshares, Inc.
                                             Bank of Hampton Roads
                                             999 Waterside Drive, Suite 2000
                                             Norfolk, VA 23510

Miscellaneous
           21.          Notwithstanding any provision of this Agreement, the Reserve Bank and the Bureau may, in its sole discretion, grant written extensions of time to Bankshares and the Bank to comply with any provision of this Agreement.

22.          The provisions of this Agreement shall be binding upon Bankshares and the Bank and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
          23.          Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Bureau.
24.          The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Bureau, or any other federal or state agency from taking any other action affecting Bankshares, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.
  25.            Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 9th day of  June, 2010.

HAMPTON ROADS BANKSHARES, INC. BANK OF HAMPTON ROADS		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/Emil A. Viola	By:	/s/A. Linwood Gill, III
Emil A. Viola			A. Linwood Gill, III
Chairman of the Board			Vice President

VIRGINIA BUREAU OF FINANCIAL INSTITUTIONS

		By:	/s/John M. Crockett
John M. Crockett
Deputy Commissioner